Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES
SECOND QUARTER 2014 FINANCIAL RESULTS

EVANSTON, Ill., August 7, 2014 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced its financial results for the second quarter of 2014 ended June 30, 2014. Fidus provides customized debt and equity financing solutions primarily to lower middle-market companies based in the United States.

Second Quarter 2014 Financial Highlights

•	Total investment income of $10.6 million

•	Net investment income of $5.5 million, or $0.40 per share

•	Adjusted net investment income of $5.1 million, or $0.37 per share(1)

•	Net increase in net assets resulting from operations of $3.4 million, or $0.25 per share

•	Invested $7.4 million in debt and equity securities including one new portfolio company investment

•	Received repayments, including realized capital gains, of $6.7 million

•	Paid regular quarterly dividend of $0.38 per share on June 27, 2014

•	Estimated spillover income (or taxable income in excess of distributions) of $18.1 million, or $1.31 per share, as of June 30, 2014

•	Net asset value of $207.9 million, or $15.09 per share, as of June 30, 2014

Management Commentary

“We generated solid financial results during the second quarter and continued building our investment pipeline, setting the stage, we believe, for a more robust second half of the year. In the first six months of 2014 we invested $24.7 million, which resulted in a 13.2% year-over-year increase in the value of our investment portfolio on a cost basis,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “We remain focused on capital preservation and our strategy of selectively investing in high-quality companies that operate in industries we know well, that generate strong free cash flow and have positive long-term outlooks. We also continue to broaden and diversify our funding sources, closing on a $30.0 million line of credit in June.

“Consistent with past practice, the Board continues to evaluate Fidus’ distributions including its spillover position. On August 5th, the Board of Directors declared a regular quarterly dividend of $0.38 per share for the third quarter. This is in addition to the special dividends declared last quarter: $0.05 per share paid on July 31st and a second special dividend of $0.05 per share that is payable on August 29th,” concluded Mr. Ross.

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2014 Financial Results

Total investment income was $10.6 million for the three months ended June 30, 2014, an increase of $0.1 million, or 1.0%, over the $10.5 million of total investment income for the three months ended June 30, 2013. This increase was primarily attributable to a $0.2 million increase in dividend income and a $0.3 million increase in fee income from investments partially offset by a $0.3 million decrease in interest income. The increase in dividend and fee income is primarily due to higher average levels of income producing equity investments and prepayment fees during the quarter.

Total expenses, including income tax provision, were $5.1 million for the three months ended June 30, 2014, a decrease of $2.2 million, or 30.6%, over the $7.3 million of total expenses for the three months ended June 30, 2013. The capital gains incentive fee decreased $2.5 million leading to a capital gains incentive fee reversal of $0.4 million for the three months ended June 30, 2014 compared to a capital gains incentive fee accrual of $2.1 million for the three months ended June 30, 2013. The $2.5 million decrease was primarily due to a $2.1 million net change in unrealized (depreciation) on investments recognized during the three months ended June 30, 2014 compared to a $9.2 million net change in unrealized appreciation on investments recognized during the three months ended June 30, 2013. The administrative service fee, professional fees and other general and administrative expenses increased $0.2 million, or 22.6%, to $1.0 million due to increased personnel.

Net investment income (“NII”) for the three months ended June 30, 2014 increased by 74.1% to $5.5 million, or $0.40 per share, compared to $3.2 million, or $0.23 per share, for the second quarter of 2013. Adjusted NII was $5.1 million, or $0.37 per share, for the three months ended June 30, 2014, compared to $5.2 million, or $0.38 per share, for the second quarter of 2013. Adjusted NII is defined as net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses on investments.

For the three months ended June 30, 2014, Fidus realized capital gains on investments, net of applicable taxes, of $0.1 million, which consisted of gains on investments in one portfolio company.

For the three months ended June 30, 2014, Fidus recorded a net change in unrealized (depreciation) on investments of $2.1 million, which is comprised of net unrealized (depreciation) on debt investments of $4.1 million and net unrealized appreciation of $2.0 million on equity investments.

Fidus’ net increase in net assets resulting from operations during the three months ended June 30, 2014, was $3.4 million, or $0.25 per share, a decrease of $10.0 million, or 74.5%, compared to a net increase in net assets resulting from operations of $13.4 million, or $0.98 per share, during the three months ended June 30, 2013.

Portfolio and Investment Activities

As of June 30, 2014, Fidus had debt and equity investments in 37 portfolio companies with a total fair value of $310.5 million, or approximately 96% of cost. The Company’s average portfolio investment on a cost basis was $8.8 million and the Company held equity ownership in 91.9% of its portfolio companies. During the second quarter ended June 30, 2014, Fidus made investments of $7.4 million including a $6.0 million investment in one new portfolio company and received proceeds from sales and repayments of investments, including realized capital gains, totaling $6.7 million. As of June 30, 2014, the weighted average yield on debt investments (excluding any debt investments on non-accrual) was 14.0%.

Second quarter 2014 investment activity included the following new portfolio company investments:

•	Oaktree Medical Centre, P.C., doing business as Pain Management Associates, is an operator of healthcare clinics and toxicology laboratories focused on the treatment of patients suffering from chronic pain or acute pre/post-operative conditions. Fidus invested $6.0 million in senior secured notes.

Fidus had investments in two portfolio companies on non-accrual status as of June 30, 2014, which represented 4.3% of the cost of the portfolio and 0.0% of the fair value of the portfolio as of that date. In addition, an investment in one portfolio company is on non-accrual status only with respect to the PIK interest component of the investment.

Liquidity and Capital Resources

At June 30, 2014, the Company had $40.7 million in cash and cash equivalents and SBA debentures outstanding of $145.5 million with an annual weighted average interest rate of 4.5%. Unfunded SBA commitments totaled $29.5 million as of June 30, 2014 with access to an additional $50.0 million available for future use. In addition, Fidus closed a new senior secured revolving credit facility with access to $30.0 million during the second quarter.

Subsequent Events

•	On July 3, 2014, the Company invested $10.5 million in the subordinated notes and common equity of US GreenFiber, LLC, a leading manufacturer of recycled fiber insulation products for use in residential property applications across the U.S.

•	On July 21, 2014, the Company purchased a $1.0 million loan participation in the senior secured loan of Paramount Building Solutions, LLC.

•	On July 24, 2014, the Company funded $0.4 million of the senior secured loan commitment to Restaurant Finance Co., LLC. On July 31, 2014, the Company increased the senior secured loan commitment to Restaurant Finance Co., LLC to $10.5 million. On August 5, 2014, the Company funded an additional $0.1 million of the senior secured loan commitment to Restaurant Finance Co., LLC.

•	On August 7, 2014, the Company invested $20.0 million in the subordinated notes of Pinnergy, Ltd., a leading provider of fluid management and drilling services for oil and gas wells located throughout Texas and Louisiana.

Third Quarter 2014 Dividend of $0.38 Per Share Declared

On August 5, 2014, the Company’s Board of Directors declared a regular quarterly dividend of $0.38 per share for the third quarter of 2014. The Company’s dividend will be payable on September 26, 2014 to stockholders of record as of September 12, 2014. In addition, on May 5, 2014, the Company’s Board of Directors declared two special cash dividends totaling $0.10 per share, comprised of two equal payments of $0.05 per share payable in July and August of 2014. The second special dividend of $0.05 per share will be paid on August 29, 2014 to stockholders of record as of August 25, 2014.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2014 taxable income, as well as the tax attributes for 2014 dividends, will be made after the close of the 2014 tax year. The final tax attributes for 2014 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Second Quarter 2014 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am EDT on Friday, August 8, 2014. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 73813186.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm EDT on August 8, 2014 until 11:59pm EDT August 11, 2014 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 73813186. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the three month period ended June 30, 2014 that will be filed with the Securities and Exchange Commission (www.sec.gov) on August 7, 2014.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities
(In thousands, except shares and per share data)

	June 30,
	2014
	(unaudited) December 31, 2013

ASSETS
Investments, at fair value
Affiliate investments (cost: $93,483 and $88,983, respectively)	$82,091	$82,444
Non-control/non-affiliate investments (cost: $231,271 and $226,231, respectively)	228,382	224,537

Total investments, at fair value (cost: $324,754 and $315,214, respectively)	310,473	306,981
Cash and cash equivalents	40,687	53,418
Interest receivable	3,884	2,487
Deferred financing costs (net of accumulated amortization of $2,375 and $2,102, respectively)	3,796	3,152
Prepaid expenses and other assets	1,666	1,224

Total assets	360,506	367,262

LIABILITIES
SBA debentures	145,500	144,500
Accrued interest and fees payable	2,212	2,198
Due to affiliates	4,422	5,582
Taxes payable	—	3,571
Accounts payable and other liabilities	506	286

Total liabilities	152,640	156,137

Net Assets	$207,866	$211,125

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 13,775,101 and 13,755,232 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively)	$14	$14
Additional paid-in capital	206,516	206,123
Undistributed net investment income	3,716	3,221
Accumulated net realized gain on investments (net of taxes)	13,113	11,212
Accumulated net unrealized (depreciation) on investments	(15,493)	(9,445)

Total net assets	$207,866	$211,125

Net asset value per common share	$15.09	$15.35

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations (unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Investment Income:
Interest income
Control investments	$—	$784	$—	$1,522
Affiliate investments	2,280	2,277	4,757	4,238
Non-control/non-affiliate investments	7,026	6,529	14,100	12,840

Total interest income	9,306	9,590	18,857	18,600
Dividend income
Control investments	—	124	—	124
Affiliate investments	31	31	61	61
Non-control/non-affiliate investments	482	195	829	524

Total dividend income	513	350	890	709
Fee income
Control investments	—	177	—	177
Affiliate investments	—	147	388	206
Non-control/non-affiliate investments	783	141	1,005	488

Total fee income	783	465	1,393	871
Interest on idle funds and other income	(21)	71	—	109

Total investment income	10,581	10,476	21,140	20,289

Expenses:
Interest and financing expenses	1,795	1,765	3,548	3,500
Base management fee	1,393	1,352	2,758	2,611
Incentive fee	853	3,352	1,695	4,509
Administrative service expenses	430	256	793	501
Professional fees	213	201	610	433
Other general and administrative expenses	376	374	753	596

Total expenses	5,060	7,300	10,157	12,150

Net investment income before income taxes	5,521	3,176	10,983	8,139
Income tax provision	12	12	30	52

Net investment income	5,509	3,164	10,953	8,087

Net realized and unrealized gains (losses) on investments:
Realized gain on affiliate investments	—	—	166	—
Realized gain on non-control/non-affiliate investments	59	1,053	1,752	1,053
Net change in unrealized (depreciation) appreciation on investments	(2,140)	9,203	(6,048)	8,917
Income tax (provision) on realized gains on investments	—	—	(17)	—

Net (loss) gain on investments	(2,081)	10,256	(4,147)	9,970

Net increase in net assets resulting from operations	$3,428	$13,420	$6,806	$18,057

Per common share data:
Net investment income per share-basic and diluted	$0.40	$0.23	$0.80	$0.61

Net increase in net assets resulting from operation per share-basic and diluted	$0.25	$0.98	$0.49	$1.36

Dividends paid per share	$0.38	$0.38	$0.76	$0.76

Weighted average number of shares outstanding-basic and diluted	13,765,954	13,700,113	13,760,623	13,318,194

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months ended June 30, 2014 and 2013.

	($ in thousands)		($ in thousands)
	Three months ended		Six months ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2014	2013	2014	2013

Net investment income	$5,509	$3,164	$10,953	$8,087
Capital gains incentive fee (reversal) expense	(416)	2,051	(800)	1,994

Adjusted net investment income	$5,093	$5,215	$10,153	$10,081

	(Per share)		(Per share)
	Three months ended		Six months ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2014	2013	2014	2013
Net investment income	$0.40	$0.23	$0.80	$0.61
Capital gains incentive fee (reversal) expense	(0.03)	0.15	(0.06)	0.15

Adjusted net investment income (1)	$0.37	$0.38	$0.74	$0.76

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee (reversal) expense amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Edward H. Ross Chief Executive Officer Fidus Investment Corporation 847-859-3940	Stephanie Prince/Jody Burfening LHA (212) 838-3777 sprince@lhai.com